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                                                                    EXHIBIT 99.1

CPS                                             NEWS RELEASE
________________________________________________________________________________


                    CPS ANNOUNCES $290 MILLION SECURITIZATION

IRVINE, Calif. - March 28, 2007 - Consumer Portfolio Services, Inc. (Nasdaq:
CPSS) announced that it closed a term securitization transaction today, issuing $258.1 million of investment grade notes backed by automotive receivables.

In the transaction, qualified institutional buyers purchased $258,100,000 of notes backed by automotive receivables originated by Consumer Portfolio Services. The notes, issued by CPS Auto Receivables Trust 2007-A, consist of four classes. The ratings of the notes were provided by Standard & Poor's and Moody's Investors Services and were based on the structure of the transaction, CPS's experience as a servicer and a financial guaranty insurance policy issued by MBIA Insurance Corporation.


                                         Interest       Average                        Standard &
   Note Class            Amount            Rate          Life           Price        Poor's Rating    Moody's Rating
------------------ ------------------- ------------- -------------- --------------- ----------------- ----------------
       A-1          $40.000 million      5.33202%     0.21 years       100.000            A-1+              P-1
       A-2          $92.600 million      5.27000%     1.00 years        99.993            AAA               Aaa
       A-3          $48.900 million      5.04000%     2.10 years        99.994            AAA               Aaa
       A-4          $76.600 million      5.05000%     3.44 years        99.975            AAA               Aaa

The weighted average effective coupon on the notes is approximately 5.10%.

The 2007-A transaction has initial credit enhancement consisting of a cash deposit in the amount of 2.00% of the original receivable pool balance, plus subordinated interests of 11.00%. That enhancement level is to be supplemented by accelerated payment of principal on the notes to reach a combined level of 18.75% of the then-outstanding receivable pool balance. These levels did not change from the Company's most recent securitization in December 2006.


The transaction utilized a pre-funding structure, in which CPS sold approximately $196.5 million of receivables today and plans to sell approximately $93.5 million of additional receivables during April 2007. This further sale is intended to provide CPS with financing for receivables originated primarily in the month of March.

"We are very pleased with the execution of our most recent securitization," said Charles E. Bradley, Jr., Chairman and Chief Executive Officer of CPS. "Despite market volatility caused by turmoil in the subprime mortgage market, we were able to sell our bonds at tight spreads and an effective coupon lower than our last transaction in December."

The transaction was a private offering of securities, not registered under the Securities Act of 1933, or any state securities law. All of such securities having been sold, this announcement of their sale appears as a matter of record only.

ABOUT CONSUMER PORTFOLIO SERVICES, INC.

Consumer Portfolio Services, Inc. is a specialty finance company engaged in purchasing and servicing new and used retail automobile contracts originated primarily by franchised automobile dealerships and to a lesser extent by select independent dealers of used automobiles in the United States. We serve as an alternative source of financing for dealers, facilitating sales to sub-prime customers, who have limited credit history, low income or past credit problems and who otherwise might not be able to obtain financing from traditional sources.

INVESTOR CONTACT

Robert E. Riedl
Consumer Portfolio Services
949-753-6800